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                                                                   EXHIBIT 99.1





FOR IMMEDIATE RELEASE
September 30, 1996


Contact:  Larry A. Mathias
          800.525.4980
          E-mail: pr@spss.com



SPSS information is available on the World Wide Web through the SPSS Press Center at: http://www.spss.com/PRESS/

                      STATISTICAL SOFTWARE LEADER SPSS
                   COMPLETES ACQUISITION OF CLEAR SOFTWARE

CHICAGO - September 30, 1996 - Leading statistical software supplier SPSS Inc. (Nasdaq: SPSS) today announced the completion of its acquisition of CLEAR Software, a privately held developer and marketer of process management, analysis and documentation products. The announcement was made by Jack Noonan, SPSS president and chief executive officer.

Under the terms of the agreement, SPSS will pay approximately $4.5 million in a pooling-of-interest transaction. In addition, CLEAR Founder and President Vadim Yasinovsky, along with other CLEAR employees, will join SPSS and continue to work from the company's offices in Newton, Mass. Yasinovsky, a native of St. Petersburg (formerly Leningrad, Russia), is considered an innovator in graphical applications.

Noonan said the acquisition of CLEAR Software brings important technology to
the SPSS family of products.   "Unlike most flowcharting packages that are
primarily drawing programs, allCLEAR is built on a database that enables users to develop the initial diagram faster, make changes quickly and easily, try different views with a touch of a button and make their presentations perfect."
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Noonan added that process diagrams are often important precursors to statistical analysis as well as useful presentation tools for business process eering, quality improvement analysis, process documentation and scientific research. Among the diagrams that can be produced in allCLEAR are presentation-quality flowcharts, process flow diagrams, organizational charts, network diagrams and fishbone diagrams.

SPSS has been selling CLEAR's software products since September 1995, when it became a value-added reseller of CLEAR's flagship product, allCLEAR III for Windows. The two companies extended that agreement in January to include CLEAR Process, a process management software tool that gives users the ability to easily work with data, such as cost information, as they explore process re-engineering alternatives.

The acquisition will enable SPSS to expand the reach of CLEAR products with its resources and established distribution channels. Currently, less than 5 percent of CLEAR's revenues are outside North America. CLEAR recently unveiled versions of allCLEAR in Japanese and Czech. A number of additional local-language versions currently are under development. In contrast, SPSS has an extensive worldwide distribution network, with 26 sales offices and more than 60 distributors around the globe. Last year, approximately 55 percent of SPSS' revenues were from outside North America. SPSS offers its flagship product, SPSS for Windows, in eight languages: English, German, French, Italian, Spanish, Japanese, Catalan and Traditional Chinese.

COMPANY INFORMATION

SPSS Inc. is a multinational software products company that delivers statistical product and service solutions. The company's mission is to drive the widespread use of statistics. SPSS products and services are used worldwide in corporate, academic and government settings as well as in all types of research and data analysis. The company offers three product lines:
SPSS, for business intelligence, which includes survey research and marketing and sales analysis; SYSTAT, for scientific research; and QI Analyst, for quality improvement in manufacturing, healthcare and service industries. SPSS also publishes several other analytical products. Headquartered in Chicago, SPSS has 26 offices and more than 60 distributors serving other countries around the world. Additional information is available on the World Wide Web at http://www.spss.com.


     SPSS and SYSTAT are registered trademarks of SPSS Inc. SPSS and SYSTAT products named are trademarks of SPSS Inc.

     Other products mentioned are trademarks or registered trademarks of their respective companies.

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